EXHIBIT 99.1

           Electronic Game Card Closes $6.8 Million Private Placement

NEW YORK and LONDON, February 23 /PRNewswire-FirstCall/ --

"Success of Placement will accelerate the development of our US and Global Markets"

Electronic Game Card, Inc.(NASDAQ-OTCBB:EGMI) (OTCBB: EGMI), today announced it has closed the private placement of US $6,833,750.00

John Bentley, Chairman of Electronic Game Card, Inc.(NASDAQ-OTCBB:EGMI) , commented:

"We are delighted by the success of our offer and the significant interest shown in the business of EGC by select institutional and high net worth investors. Their investment endorses the recognition of the significant long-term market potential for the applications of our games platform in the $100 billion plus global lottery, sales promotion competition and charity markets and we value our investors' support as the company expands across its identified markets in the US, Europe and Far East."

EGC's proprietary electronic games platform allows interactive games to be manufactured on a credit-card sized unit. Earlier in February 2004 the company announced the release of its latest game-card technology - the card platform is now able to include enhancements such as sound elements, LCD displays that allow customised iconography, and can include integrated timers for extended play.

John Bentley added:

"As already reported, the first US trial off our accumulator lottery game card product is to take place in Q2. I am pleased to report further interest is now being shown by the US lottery industry in our products. The success of the current funding will accelerate the development of our US and our global markets quicker than we had anticipated on all fronts. We have begun our marketing drive into the lucrative US sales promotion arena from our new New York offices, with the engagement of senior sales and marketing VP's.

In the US alone, the overall promotional advertising market is worth over $220 billion, with the sales promotion competition and prize reward markets at $40 billion. The funding will go largely towards developing this market in the US and Europe, followed by the far East.

About EGC Inc

Electronic Game Card Inc(NASDAQ-OTCBB:EGMI) , owns and operates a proprietary interactive credit card sized game platform and formats that have multiple applications for the U.S. and international lottery, charitable and sales promotions markets. In December EGC announced an order for its accumulator gamecard format from Scientific Games International (NASDAQ:SGMS ) for a promotion to be run by the Iowa State Lottery in the Spring of 2004. Scientific Games International is the world's major supplier of instant lottery products, such as scratchcards, and exclusively market EGC gamecards to the lottery industry. For further details see http//:www.egcltd.com